Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into on March 4, 2004 (the “Effective Date”), by and between Spectre Gaming, Inc., a Minnesota corporation located at 800 Nicollet Mall, Minneapolis, Minnesota, 55402 (the “Company”), and Gary Watkins, residing at 1611 S. Yutica, No. 194, Tulsa, Oklahoma 79104 (the “Executive”).

BACKGROUND

A.	The Company desires to employ Executive as the Company’s Vice President of Operations in accordance with the terms and conditions of this Agreement, and wishes to obtain reasonable protection against unfair competition from Executive following termination of employment and to protect itself against unfair competition and the use of its confidential business and technical information.

B.	Executive wishes to provide services to the Company in exchange for compensation and is willing to grant the Company the benefits of the various covenants contained herein.

AGREEMENT

     Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment. The Company hereby employs Executive as the Company’s Vice President of Operations — Oklahoma, and Executive hereby accepts such employment and agrees to serve the Company to the best of his ability, promoting the Company’s interests and business and devoting his full business time, energy and skill to such employment; provided, however, that Executive may continue limited involvement in other gaming-related activities, his automatic teller machine (ATM) business, and his smoke shop.

     2. Duties and Powers. Executive shall have the duty of managing and supervising the Company’s marketing, sales and service efforts for the development of the Class II gaming machines for the Native American gaming markets in Oklahoma, and such other duties as are commonly discharged by the office of a Vice President of Operations of a for-profit business corporation. In addition, Executive shall perform such other duties in the nature of a senior executive as the Company’s Board of Directors (the “Board”), an executive committee of the Board, or the Company’s Chief Executive Officer shall reasonably determine from time to time. In furtherance of the foregoing, Executive shall report to the Company’s Chief Executive Officer, as well as all other senior executives of the Company.

     3. Term. This Agreement shall commence on the Effective Date and continue for a two-year (2-year) period thereafter unless earlier terminated pursuant to Section 8.

     4. Salary. During the term of this Agreement, the Company shall pay to Executive a salary of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.34) per month, the equivalent of One Hundred Thousand and No/100 Dollars ($100,000.00) per year, which shall be paid in installments of Four Thousand One Hundred Sixty-Six and 66/100 Dollars ($4,166.67) twice per month.

     5. Discretionary Bonus. In its sole and absolute discretion, the Board may, but shall not be required to, pay Executive an annual discretionary bonus.

     6. Stock Option Grant. Executive shall receive an option to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock (the “Option”) at an exercise price equal to the closing price of the Company’s common stock on the Effective Date. The Option shall vest pro rata in two equal annual installments of One Hundred Thousand (100,000) shares on January 1, 2005, and January 1, 2006. The Option shall be governed by the terms of a Stock Option Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the parties hereto contemporaneously with this Agreement, or as soon as practicable thereafter.

     7. Reimbursement of Business Expenses. Upon presentation of appropriate receipts and/or vouchers, the Company shall reimburse Executive for the reasonable and necessary expenses he incurs in connection with the performance of his duties, in accordance with any and all Company’s policies and procedures governing such expenses.

     8. Termination. Notwithstanding the term set forth in Section 3 hereof, this Agreement may be earlier terminated as set forth below:

     (a) by the Company without Cause upon 30 days written notice to Executive;

     (b) by Executive voluntarily upon at least 30 days written notice to the Company, specifying an effective date for such termination;

     (c) by the Company, immediately upon written notice to Executive for the following events, each of which would constitute “Cause”: (i) Executive is convicted of a felony; (ii) Executive has materially breached this Agreement; (iii) Executive’s material violation of a Company policy that has a material adverse effect on the Company; or (iv) Executive’s failure to perform his duties as the Company’s Vice President of Operations as required by this Agreement, which failure has not been cured by Executive after ten days written notice thereof to Executive by the Company; or

     (d) upon the death or disability of Executive. For the purposes of this Agreement, Executive’s “disability” shall occur if Executive shall become incapacitated by accident or illness and, in the sole determination of the Board, shall be unable to perform the duties of the positions he then occupies with reasonable accommodation for a period of time of not less than 90 consecutive days, and the Company provides 30 days written notice to the Executive at any time after such period of disability.

     In the event of any termination occurring by virtue of paragraphs (a) through (d) above, Executive shall be entitled to compensation and benefits accrued through the effective date of termination; provided, however, that if there are any damages to the Company arising by virtue of a termination undertaken by the Company pursuant to paragraph (c) above, the Company shall be entitled to offset any amounts owed to Executive against any such damages. Furthermore, if Executive’s employment is terminated by the Company pursuant to paragraph (a) above, he shall continue to receive the salary specified in Section 4 for the remainder of the two-year period indicated in Section 3 (without regard to early termination pursuant to this Section 8).

     9. Confidential Information.

     (a) Executive will hold all Confidential Information (as defined below) in the strictest confidence and never use, disclose or publish any Confidential Information without the prior express written permission of the Company and its Board. Executive agrees to maintain control over any Confidential Information obtained, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose. Executive agrees to advise and inform any party to whom he has provided access to the Confidential Information of its confidential nature, and further agrees to ensure that such parties be bound by the terms and obligations of this Agreement that relate to confidentiality.

     (b) Upon the Company’s request, all records and any compositions, articles, devices and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Executive’s possession, whether prepared or made by Executive or others, will be delivered to the Company.

     (c) All documents and tangible items provided to Executive by the Company or created by Executive for use in connection with his employment by the Company are the sole and exclusive property of the Company and shall be promptly returned to the Company upon termination of employment with the Company, together with all copies, recordings, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

     (d) For purposes of this Agreement and subject to the following paragraph, the term “Confidential Information” shall mean all information developed by Executive as a result of his work with, for, on behalf of or in conjunction with the Company and any information relating to the Company’s processes and products, including information relating to research, development, manufacturing, know-how, formulae, product ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, which is treated by the Company as “Confidential Information,” or which Executive has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information.”

     Notwithstanding the foregoing definition, the term “Confidential Information” will not apply to information which (i) Executive can establish by documentation was known to Executive prior to its receipt by Executive from the Company; (ii) is lawfully disclosed to Executive by a third party not deriving such information from the Company; or (iii) is presently in the public domain or becomes a part of the public domain through no fault of Executive.

     10. Inventions. Effective upon the delivery of software and code pursuant to the Software Development Agreement by and between the Company and MET Games, Inc., dated March 4,

2004 (the “Software Agreement”), Executive and Company agree that the following covenants shall bind the parties:

     (a) Executive agrees that any “Invention” (as defined below) shall be the sole and exclusive property of the Company, and further agrees to: (i) promptly and fully inform the Company in writing of such Inventions; (ii) assign to the Company all of Executive’s rights to such Inventions, and to applications for patents and/or copyright registrations and to patents and/or copyright registrations granted upon such Inventions in the United States or in any foreign country; and (iii) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and do such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

     (b) Executive and the Company understand that the provisions of this Agreement requiring assignment of Inventions to the Company will not apply to any particular Invention that: (i) Executive develops entirely on his own time; and (ii) Executive develops without using Company equipment, supplies, facilities or trade-secret information; and (iii) does not result from any work performed by Executive for the Company; and (iv) does not, at the time of conception or reduction to practice, directly relate to the Company’s business or to its actual or demonstrably anticipated research or development. Any such Invention will be owned entirely by Executive, even if developed by Executive during the term of this Agreement or otherwise during the time period of his employment with the Company. Finally, Executive agrees and covenants that he will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative.

     (c) For purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable, conceived or made by Executive either solely or jointly with others, and relating to any consultation, work or services performed by Executive with, for on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

     11. Restrictive Covenants. Executive agrees that during the period Executive is employed by the Company (commencing on the date of this Agreement), and for the longer of a one-year period thereafter or any such period of time during which Executive is receiving salary as provided in the ultimate paragraph of Section 8, as applicable, Executive will not, without the prior express written consent of the Company, directly or indirectly, engage in any of the following actions:

     (a) render services, advice or assistance to any corporation, person, organization or other entity which engages in the marketing, selling, production, design or development of any product, good, service or procedure which is or may be used as an alternative, or which is or may be sold in competition with any product, good, service or procedure marketed, sold, produced, designed or developed by the Company (including products, goods, services or procedures being researched or under development by the Company currently or during Executive’s employment with the Company), or engage in any such activities in any capacity whatsoever, including without limitation as an employee, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder; provided, however, that Executive may be a shareholder of a corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, where his total holdings are less than one percent (1%) of the issuing corporation’s issued and outstanding publicly traded securities; or

     (b) induce, solicit, endeavor to entice or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or other business relation and the Company; or

     (c) induce, solicit or endeavor to entice or attempt to induce any employee of the Company to leave the employ of the Company, or to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person or entity, or to in any way interfere adversely with the relationship between any such employee and the Company.

     12. Conflicts of Interest. Executive agrees that he will not, directly or indirectly, transact business with the Company for his own benefit, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by all of the disinterested members of the Board after full disclosure. Because the terms of the Software Agreement were negotiated prior to the effectiveness of this Agreement, the parties acknowledge and agree that the Software Agreement shall not be treated as a conflict of interest under this Section.

     13. Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.

     14. General Provisions.

     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Oklahoma. The venue for any action hereunder shall be in the State of Oklahoma.

     (b) If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     (c) This Agreement contains the entire understanding of the parties with regard to all matters contained herein, except for the terms and conditions of the Stock Option Agreement referenced in Section 6. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the matters contained in this Agreement other than those referenced in this paragraph. This Agreement supersedes all prior agreements relating to the matters contained herein.

     (d) This Agreement is and shall be binding upon the heirs, personal representatives, legal representatives, successors and assigns of the parties hereto; provided, however, that Executive may not assign this Agreement.

     (e) This Agreement may be amended only in writing, signed by both parties. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     (f) Any notice to be given under this Agreement by either Executive or the Company shall be in writing and shall be effective upon personal delivery or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the party at the address set forth at the beginning of this Agreement, but each party may change its or his address by written notice in accordance with this paragraph. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

     (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Signatures delivered by facsimile and other means of electronic communication shall be valid and binding to the same extent as original signatures.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the Effective Date.

COMPANY:

SPECTRE GAMING, INC.
a Minnesota corporation

/s/ Ronald Eibensteiner

RONALD E. EIBENSTEINER, Chief Executive Officer

EXECUTIVE:

/s/ Gary Watkins

Gary Watkins